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                                                            EXHIBIT 99.(a)(1)(B)
                             ARTICLES OF AMENDMENT

                                       OF

             THE BLACKROCK INVESTMENT QUALITY MUNICIPAL TRUST INC.



          The BlackRock Investment Quality Municipal Trust Inc., a Maryland cor poration (the "Corporation"), certifies that:

          FIRST:  The Charter of the Corporation is hereby amended by inserting
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the following Article V:

                                   ARTICLE V
                                 CAPITAL STOCK
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          (11)  Dividends payable in cash declared by the Board of Directors shall be automatically invested in shares of Common Stock pursuant to a Dividend Reinvestment Plan to be adopted by the Board of Directors, as modified or amended from time to time, but which must contain provisions permitting stockholders to elect not to participate in such Plan. If the Board of Directors determines not to implement or to terminate such Dividend Reinvestment Plan or Plans, dividends declared and payable in cash shall be paid to stockholders in cash. The Board of Directors may appoint a Plan Agent for the Dividend Reinvestment Plan. Appointment of the Plan Agent by the Board of Directors shall also constitute appointment of the Plan Agent by the Participants in the Dividend Re8investment Plan. If additional classes of stock are issued dividends declared in re spect of such classes shall not be subject to this Section.
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          SECOND:  This amendment was approved by the Board of Directors.  No
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capital stock of the Corporation entitled to vote on the matter was outstanding or sub scribed at the time of approval.

          THIRD:  The amendment does not increase the authorized stock of the
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Corporation.

          IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be singed in its name and on its behalf on this 22nd day of January, 1993 by its President who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief and under pen alties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.

ATTEST:                                  THE BLACKROCK INVESTMENT
                                          QUALITY MUNICIPAL TRUST INC.


 /s/ Karen H. Sabath                     By:  /s/ Ralph L.Schlosstein     (SEAL)
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Karen Hl. Sabath                             Ralph L. Schlosstein
Assistant Secretary                          President


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